Exhibit 10.18

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of March 9, 2004 (this “Agreement”), by and among Universal American Financial Corp. (“Universal”), Heritage Health Systems, Inc. (the “Company”) and Theodore Carpenter, Jr. (“Executive”).

WHEREAS, Universal, the Company and Executive wish to enter into an agreement relating to the employment of Executive by the Company;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.                                       Term of Employment. Subject to the provisions of Section 8 of this Agreement, Executive shall be employed by the Company for a period commencing (the “Commencement Date”) on the closing of the transaction (the “Transaction”) contemplated by the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), among Universal, HHS Acquisition Corp., the Company and Carlyle Venture Partners, L.P., as the stockholders representative, and ending on first  anniversary of the Commencement Date (such period, as extended pursuant to the immediately following proviso, if applicable, the “Employment Term”), on the terms and subject to the conditions set forth in this Agreement; provided, however, the Employment Term shall automatically be renewed for successive one year periods unless the Company gives Executive ninety (90) days prior notice of its intent not to renew this Agreement. Notwithstanding anything to the contrary herein, this Agreement shall automatically terminate concurrently with any termination of the Merger Agreement.

2.                                       Position.

a.                                       During the Employment Term, Executive shall serve as the Company’s Executive Vice President and Chief Operating Officer and President and Chief Executive Officer of SelectCare of Texas, LLC or (subject to Section 8(a)(i)) such other title or position as may be determined by the Board (as defined below).

b.                                      You will be based initially at the Company’s offices at Nashville, Tennessee (and travel between Nashville, Tennessee and Houston, Texas as necessary). Executive agrees that he will relocate to the Company’s offices in Houston, Texas at such time as reasonably agreed upon by the Company and Executive. Executive shall be entitled to the standard relocation benefits as are customarily accorded to similarly situated employees of Universal in accordance with Universal’s policies regarding payment of relocation benefits then in effect. During the Employment Term, Executive will devote his full business time to the performance of his duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services either directly or indirectly, without the prior written consent of the Board of Directors of Universal (the “Board”). Nothing contained herein shall preclude Executive from (i) serving on corporate, civic and charitable boards or committees and (ii) managing his personal investments; provided that none of the activities set forth in clauses (i) and (ii) interfere in any material respect with the performance of Executive’s employment hereunder or conflict in any material respect with the business of the Company.

3.                                       Base Salary. During the Employment Term, the Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of $290,850, payable in regular installments in accordance with the Company’s usual payment practices. Executive shall be entitled to such annual increases in his Base Salary, if any, as may be determined in the sole discretion of the compensation committee of the Board.

4.                                       Bonus.

a.                                       For the fiscal year ended 2004, Executive shall be eligible to earn an annual bonus (as may be changed in accordance with the immediately following sentence, the “Bonus”) equal to 33% of the Base Salary if the Company’s 2004 net income, before interest expense, income taxes, depreciation and amortization (each as determined in accordance with generally accounting principles in the United States, in each case consistently applied) is equal to or greater than $14.7 million. For any period following December 31, 2004 during which this Agreement is in full force and effect, the Board shall establish a target annual bonus based on the achievement of goals established by the Board; provided, however, that if such goals are not established such amount shall be determined by reference to the existing Universal executive bonus plan.

b.                                      Subject to Section 4(a) above, as soon as practicable after the end of the fiscal year (but in no event later than 45 days after the end of the fiscal year), the Bonus shall be paid (i) seventy percent (70%) in cash and (ii) thirty (30%) in shares of the common stock, par value $1.00 per share, of Universal issued by Universal (“Shares”) based on the Market Value (as defined below) of the Shares on the date of issuance. For purposes of this paragraph, “Market Value” means the 20-day average of the closing price of the Shares on Nasdaq or, if the Shares are not then-traded on Nasdaq, on such other national stock exchange on which the Shares are principally traded.

5.                                       Equity Arrangements. Executive shall be entitled to an initial grant on the Commencement Date of stock options to purchase 60,000 Shares (the “Options”) under Universal’s 1998 Incentive Compensation Plan (the “1998 Plan”). Options representing the right to purchase such 60,000 Shares shall vest ratably over a four year period, subject to Executive’s continued employment with the Company, with 1/5 of such Shares initially granted vesting on the date of grant and each of the first, second, third and fourth anniversaries of the date of grant; provided, however, that the Options shall vest immediately upon a “change in control” (as defined in the 1998 Plan). Except as otherwise provided in this Agreement, all unvested Options shall immediately terminate and expire upon Executive’s termination of employment.

6.                                       Employee Benefits. During the Employment Term, Executive shall be provided, in accordance with the terms of Universal’s employee benefit plans as in effect from time to time, health insurance and short term and long term disability insurance, retirement benefits, vacation and fringe benefits (collectively “Employee Benefits”) on the same basis as those benefits are generally made available to other senior executives of Universal.

7.                                       Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of his duties hereunder shall be reimbursed by the Company in accordance with Company policies.

8.                                       Termination. Notwithstanding any other provision of this Agreement:

a.                                       By the Company For Cause or By Executive Resignation Without Good Reason.

(i)  The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause (as defined below) or by Executive’s resignation without Good Reason. For purposes of this Agreement, “Good Reason” shall mean (w) the Company’s requiring Executive to be based at any office or location other than in the greater metropolitan area of Houston, Texas or Nashville, Tennessee; (x) a material diminution in Executive’s responsibilities, authority or scope of duties is effected by the Board (without regard to whether or not any change is made to Executive’s title); (y) any reduction in Executive’s Base Salary; or (z) failure of any successor to all or substantially all of the business of the Company to assume this Agreement.

(ii)  For purposes of this Agreement, “Cause” shall mean (a) Executive has engaged in gross negligence, gross incompetence or willful misconduct in the performance of, or Executive’s willful refusal without proper reason to perform, the duties and services required of Executive by the Board; (b) any willful act or omission of Executive which is demonstrably and materially injurious to the Company or any of its subsidiaries or affiliates; (c) Executive’s conviction or plea of nolo contendere to a felony or other crime of moral turpitude; or (d) Executive’s material breach of any provision of this Agreement which is not cured or capable of being cured within 30 days following the Company’s written notice of such breach to Executive; provided, however, that a breach of Section 9 hereof shall not be subject to such 30-day cure period.

(iii)  If Executive’s employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive (A) any accrued but unpaid Base Salary through the date of termination and (B) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company. Following such termination of Executive’s employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in this Section 8(a), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

b.                                      Disability or Death.

(i)  The Employment Term and Executive’s employment hereunder shall terminate (A) upon his death or (B) if Executive becomes physically or mentally incapacitated for a period of ninety (90) consecutive days or for an aggregate of six (6) months in any twelve

(12) consecutive month period during which he is unable to perform his duties, with or without reasonable accommodation, (such incapacity is hereinafter referred to as “Disability”). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing.

(ii)  Upon termination of Executive’s employment hereunder for death or Disability, Executive or his estate (as the case may be) shall be entitled to receive (x) any accrued but unpaid Base Salary through the end of the month in which such termination occurs and (y) such Employee Benefits, if any, as to which he may be entitled under employee benefits plans of the Company. Following such termination of Executive’s employment due to death or Disability, except as set forth in this Section 8(b), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

c.                                       By the Company Without Cause or Resignation by Executive for Good Reason

(i)  The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause or by Executive’s resignation for Good Reason.

(ii) If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason, Executive shall be entitled to receive (u) any accrued but unpaid Base Salary through the date of termination, (v) within thirty (30) business days after such termination, unpaid Bonus for the fiscal year prior to termination, (w) within thirty (30) business days after such termination, a lump sum payment equal to 200% of Executive’s Base Salary, (x) continued coverage under the Company’s medical benefit plans available to senior executives for a period of twelve (12) months or comparable coverage for such period, (y) coverage under the Consolidated Omnibus Reconciliation Act of 1985, as amended (COBRA) for a period of twelve (12) months from the date of termination, which coverage shall be paid by the Company less an amount equal to Executive’s share of the premium in effect prior to termination, and (z) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company.

d.                                      Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12(g) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

9.                                       Non-Competition and Non-Solicitation. (a) Executive acknowledges and recognizes the highly competitive nature of the businesses of Universal and its subsidiaries and accordingly agrees as follows:

(1)                                  During the Employment Term and for a period of twenty-four (24) months following Executive’s termination of employment (the “Restricted Period”), Executive will not, directly or indirectly, (i) engage in any business that is in Competition with the business of the Company or its subsidiaries (including, without limitation, businesses which the Company or its subsidiaries have specific plans to conduct in the future and as to which Executive is aware of such planning), (ii) render any services, as an employee or otherwise, to any business in Competition with the business of the Company or its subsidiaries, (iii) acquire a financial interest in any person or entity engaged in any business that is in Competition with the business of the Company or its subsidiaries, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, (iv) interfere with business relationships (whether formed before or after the date of this Agreement) between the Company or any of its affiliates and their customers (including, without limitation, any member of the Company or its subsidiaries) and suppliers, or (v) solicit, raid, entice or induce any person or entity that currently or at any time during the Employment Term is a customer (including, without limitation, any member of the Company or its subsidiaries) or supplier (or actively pursued as a potential customer or supplier), of Universal or its affiliates, to become a customer or supplier of any person or entity (other than Universal or its affiliates) for products or services the same as, or in Competition with, those products and services as from time to time shall be provided by the Company or its affiliates. For purposes of this Section 9, a business shall be deemed to be in “Competition” with the business of the Company or its subsidiaries if such business substantially involves (i) the provision of any services or products provided by the Company or its subsidiaries as a material part of the business of the Company or any of its subsidiaries or (ii) the purchase or sale of any property (other than securities purchased for investment) purchased or sold by the Company or any of its subsidiaries as a material part of the business of the Company or any of its subsidiaries. For the avoidance of doubt, Executive shall not be prohibited from rendering any services to any company (even if such company is engaged in a business which is in Competition with the business of the Company or any of its subsidiaries) if such services relate to a business of the company that is not in Competition with the business of the Company or any of its subsidiaries. For purposes of this Agreement, (x) a “subsidiary” of the Company means any person or entity that, directly or indirectly, through one or more intermediaries, is controlled by the Company, including, without limitation, SelectCare of Texas, LLC, Golden Triangle Physician Alliance and Heritage Physician Networks and (y) the term “members” shall mean those employees or members and their dependents who have elected to receive health care services from participating providers that have contracted with the Company or any of its subsidiaries.

(2)                                  Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly, own securities of any person engaged in the business of Universal or its affiliates which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own three percent (3%) or more of any class of securities of such person.

(3)                                  During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage any employee of Universal or its subsidiaries (including, without limitation, any providers of the Company or its affiliates) to leave the employment of Universal or its subsidiaries. During the Restricted Period, Executive will not, directly or indirectly hire any employee of Universal or its subsidiaries or former employee of Universal or its subsidiaries within six (6) months following such former employee’s termination of employment from Universal or such subsidiary.

(b)                                 It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

10.                                 Confidentiality. Executive will not at any time (whether during or after his employment with the Company), unless required by a court or administrative agency, disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than Universal and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, members development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of Universal generally, or of any subsidiary or affiliate of Universal, provided that the foregoing shall not apply to information which is not unique to Universal or which is generally known to the industry or the public other than as a result of Executive’s breach of this covenant.

11.                                 Excise Tax. (a)  In the event it shall be determined that any payment, benefit or distribution, or any acceleration of vesting (or combination thereof) by the Company or one or more trusts established by the Company or Universal for the benefit of its employees, to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, or under the terms of any other plan, program agreement or arrangement) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (which relates to payments that are contingent on a change in ownership or effective control of, or the ownership of a substantial portion of the assets of, a corporation) the amounts payable under this Agreement shall be reduced (but not below zero) if and to the extent that such reduction would result in Executive retaining a larger amount on an after-tax basis (taking into account all federal, state and local income taxes and the imposition of the excise tax imposed by Section 4999 of the Code) than if Executive had received all of the Payments.

(b)                                 All determinations required to be made under this Section 11 shall be made by a nationally recognized certified public accounting firm as shall be mutually agreed to by Executive and the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days after the receipt of notice from Executive or the Company that there has been a Payment, or such earlier time as is requested by either party. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

12.                                 Miscellaneous.

a.                                       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

b.                                      Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by Universal and the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

c.                                       No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

d.                                      Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

e.                                       Assignment. This Agreement shall not be assignable by Executive. This Agreement may be assigned by the Company to a company which is a successor in interest to substantially all of the business operations of the Company. Such assignment shall become effective when the Company notifies Executive of such assignment or at such later date as may be specified in such notice. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor company, provided that any assignee expressly assumes the obligations, rights and privileges of this Agreement.

f.                                         Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

g.                                      Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the execution page of this Agreement or such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

h.                                      Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

i.                                          Headings. The insertion of headings in this Agreement are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

j.                                          Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

/s/ Theodore Carpenter, Jr.
Theodore Carpenter, Jr.

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HERITAGE HEALTH SYSTEMS, INC.

By:	/s/ Rock A. Morphis
Title: President
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UNIVERSAL AMERICAN FINANCIAL CORP.

By:	/s/ Richard A. Barasch
Title:
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